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                                 Exhibit (9)(x)

               Agency Agreement dated as of March 11, 1997 between
                           Pegasus Funds and NBD Bank











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                                 PEGASUS FUNDS

                                AGENCY AGREEMENT
                                ----------------

         THIS AGENCY AGREEMENT made as of the l1th day of March, 1997, by and between Pegasus Funds (the "Trust"), a registered investment company under the Investment Company Act of 1940 (the "1940 Act"), and NBD Bank, a state-chartered bank incorporated under the laws of Michigan, with its principal office and place of business at 611 Woodward Avenue, Detroit, Michigan ("NBD").

         WHEREAS, NBD currently provides administrative and recordkeeping services for certain employee benefit plans, profit sharing plans and retirement plans, and May in the future provide such services for additional plans (collectively, the "Plans") which hold shares of certain portfolios of the Trust (the "Funds").

         NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, the parties hereto agree as follows:

         Section 1. Appointment of NBD. The Trust hereby appoints NBD as an agent for the Trust to render the services herein set forth for the compensation herein provided, and NBD accepts such appointment.

         Section 2. Duties of the Parties.

                  2.01 NBD shall perform the following services:

                  (a) Receive from the Plans orders for the purchase of authorized shares of beneficial interest of the Funds (the "Shares") by the close of regular trading on the New York Stock Exchange (the "Close of Trading") each business day that the New York Stock Exchange is open for business ("Business Day"), transmit such orders to the transfer agent of the Trust (the "Transfer Agent") for acceptance on such Business Day and promptly deliver or instruct the Plans (or the Plans' Trustee(s) as the case may be) to deliver payment and appropriate documentation therefor to Transfer Agent for acceptance;

                  (b) Receive from the Plans by the close of Trading each Business Day redemption requests and redemption directions, transmit such requests and directions to the Transfer Agent and deliver appropriate documentation therefor to Transfer Agent, in each case for acceptance on such Business Day; and

                  (c) As instructed, maintain adequate records related to, and advise Transfer Agent as to, the foregoing. To the extent required under the 1940 Act and rules thereunder, NBD agrees that such records maintained by it will be preserved, maintained and made available in accordance with the provisions of the 1940 Act and rules thereunder, and copies or, if required,. originals, will be surrendered promptly. Subject to



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         the foregoing, records surrendered hereunder shall be in machine readable or optical disk form. This provision shall survive the termination of this Agreement.

                  2.02 NBD shall maintain adequate offices, personnel and computer and other equipment to perform the services contemplated by this Agreement. NBD shall notify the Trust promptly in the event that it becomes unable for any reason to perform the services contemplated by, or any other of its obligations under, this Agreement.

                  2.03 The parties hereto shall take all steps necessary to ensure that the arrangements provided for in this Agreement are properly disclosed to the Plans.

                  2.04 In accordance with procedures established from time to time by agreement of the parties hereto, the Trust shall instruct the Transfer Agent to furnish to NBD, for each Fund, no later than 6:30 P.M. Eastern Time on each Business Day as appropriate:

                  (a) Net asset value information as of the Close of Trading each Business Day when such information is used for crediting accounts; and

                  (b) Dividend and capital gains distribution information, as it arises, when such information is used for crediting accounts; and

                  (c) Daily accrual for interest rate factor (mil rate) information with respect to Funds which declare dividends daily, when such information is used for crediting accounts.

                  2.05 Orders derived from, and in amounts equal to, purchase and redemption requests received by NBD prior to the Close of Trading on any Business Day ("Day 1") shall be transmitted by 9:30 a.m. (Eastern Time) on the next Business Day. Such trades will be effected at the net asset value of each Fund's shares calculated as of the Close of Trading on Day 1 subject to the terms of such Fund's prospectus.

                  2.06 NBD agrees that all books, records, information and data pertaining to the business of the Transfer Agent which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement shall remain confidential and shall not be voluntarily disclosed to any other person, except as may be required by law.

                  2.07 NBD shall maintain or provide for redundant facilities and shall maintain or provide for backup files of its records maintained hereunder and shall store such back-up files in a secure off-premises location, so that in the event of a power failure or other interruption of whatever cause at the location of its records such records are maintained intact and transactions can be processed at another location.

                  2.08 The parties hereto shall furnish to each other such information as may reasonably be requested (including, without limitation, periodic certifications confirming the provision of the services described herein), and will otherwise cooperate with each other (including without limitation any auditors designated by the Trust) in connection with reports to



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the Trust's Board of Trustees concerning this Agreement and the monies paid or payable pursuant hereto, as well as any other reports or filings that may be required by law.

                  2.09 The parties hereto shall comply with federal and state securities laws and regulations thereunder in connection with their responsibilities under this Agreement.

                  2.10 In accordance with the procedures established from time to time by agreement of the parties hereto, the Trust shall cause the Transfer Agent to promptly furnish to NBD in the frequency requested, for each Fund:

                  (a) copies of prospectuses, financial statements, reports or other materials relating to each Fund, and updates of such materials, in the quantity requested by NBD as such updates become available; and

                  (b) performance data for each Fund, including without limitation total return and current yield information computed in accordance with applicable regulations and other performance information as NBD may reasonably request.

                  2.11 Purchases and sales of the Funds are subject to the terms of the Funds' prospectuses.

                  2.12 The Trust hereby authorizes NBD, for purposes of subsection 2.10 concerning the transmission of performance data, to utilize Lipper Analytical Services in reporting the performance of the Fund(s).

         Section 3. Compensation. For the services which NBD will render to the Trust under this Agreement, the Trust will pay to NBD a fee on a monthly basis, at the rate or rates as set forth in Schedule A.

         Section 4. Representations and Warranties.

                  4.01 Each party represents and warrants to the other party that:

                  (a) It is duly organized, validly existing and in good standing under the laws of its state of organization;

                  (b) It has legal power and authority to carry on its business, and is registered or licensed as required, in each jurisdiction where it conducts its business and the registrations are and will remain in full force and effect during the term of this Agreement;

                  (c) It is empowered by its charter and bylaws and under applicable law to enter into and perform this Agreement; and

                  (d) All requisite actions have been taken to authorize it to enter into and to perform this Agreement.


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                  4.02 In addition, NBD represents and warrants to the Trust that it maintains and knows of no reason why it cannot or will not during the term hereof maintain adequate offices, personnel and computer and other equipment to perform the services contemplated by this Agreement.

                  4.03 In addition, the Trust represents and warrants that it is registered as an investment company under the 1940 Act.

         Section 5. Indemnification.

                  5.01 Each party (an "Indemnitor") agrees to indemnify and hold harmless the other party,.their respective trustees or directors, officers, agents, employees and each person, if any, who controls them within the meaning of the Securities Act of 1933 ("1933 Act") (collectively, "Indemnified Parties"), against any losses, claims, damages, liabilities or expenses (including any legal or other expenses reasonably incurred by them in connection with investigating or defending such loss, claim or action) to which an Indemnified Party may become subject insofar as those losses, claims, damages, liabilities or expenses (or actions in respect thereof), arise out of or are based upon (a) any negligent act or omission by an Indemnitor or its agents relating to the performance of its obligations under this Agreement; (b) any breach by the indemnitor of its representations or warranties contained in this Agreement; (c) the Indemnitor's failure to comply with any of the terms of this Agreement; or (d) the acceptance by any Indemnified Party of any transaction or account maintenance information from the Indemnitor with respect to the Plans or their assets. Each party represents and warrants that at all times it has sufficient financial resources, whether through a fidelity bond or otherwise, to meet all of its indemnification obligations arising under this Agreement.

                           Notwithstanding the foregoing, there shall be no
indemnification obligation between the parties arising out of the failure of any Plan to provide good funds for the settlement of any transaction authorized by a Plan.

                  5.02 In order that the indemnification provisions contained herein shall apply, upon the assertion of a claim or loss for which either party may be required to indemnify the other, the party seeking indemnification shall promptly notify the other party of such assertion or loss, and shall keep the other advised with respect to all developments concerning such claim. An Indemnitor shall have the option to assume the defense of a claim at its expense, or to participate at its expense with the party seeking indemnification in the defense of such claim. The party seeking indemnification shall in no case confess any claim or make any compromise in any case in which the other party may be required to indemnify it except with the other party's prior written consent.

                  5.03 The obligations of the parties hereto under this Section 5 shall survive the termination of this Agreement.

         Section 6. Acknowledgements. NBD acknowledges that the Trust, as a registered investment company under the 1940 Act, is subject to the provisions of the 1940 Act and



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regulations thereunder, and that the offer and sale of its shares are subject to the provisions of federal and state laws and regulations applicable to the offer and sale of securities. The Trust acknowledges that NBD is not responsible for the Trust's compliance with such laws and regulations.'

         Section 7. Duration and Termination of Agreement. This Agreement will become effective as of the date hereof and may be terminated by either party upon ninety (90) days written notice to the other party. This Agreement shall terminate immediately upon written notice to the other party in the event that:

                  (a) NBD becomes unable for any reason to perform the services contemplated by this Agreement;

                  (b) The Trust ceases to offer investment alternatives under the Plans; or

                  (c) At any time, the authorizations, licenses, qualifications or registrations required to be maintained by NBD in connection with the performance of its duties hereunder shall lapse or cease to remain in full force and effect.

Upon termination of this Agreement, each party shall return to the other party all copes of confidential or proprietary materials or information received from such other party hereunder other than materials or information required to be retained by such party under applicable law or regulations. The obligations of the parties under this section shall survive the termination of this Agreement.

         Section 8. Assignment. Neither this Agreement nor any rights or obligations hereunder may be assigned or delegated by either party without the written consent of the other party. This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

         Section 9. Notices. Notices hereunder shall be in writing, shall be delivered personally, sent by certified mail, return receipt requested, or sent by facsimile machine in accordance with procedures established by agreement of the parties hereto, and shall be addressed to a party either at his address below or at a changed address specified by it in a notice to the other party hereto:

         Pegasus Funds
         c/o First Chicago Investment Management Company
         3 First National Plaza
         70 West Madison
         Chicago, IL 60670
         Attn: Marco Hanig

         NBD Bank
         900 Tower Drive
         Troy, Michigan 48098
         Attn: Sylvia F. Morin


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         Section 10. Amendment. This Agreement may be amended or modified only by a written agreement executed by both parties.

         Section 11. Trust Liability. The names "Pegasus Funds" and "Trustees of Pegasus Funds" refer, respectively, to the trust created and the trustees, as trustees but not individually or personally, acting from time to time under a Declaration of Trust dated April 21, 1987, as amended, which is hereby referred to and a copy of which is on file at the office of the State Secretary of the Commonwealth of Massachusetts and at the principal office of the Trust. The obligations of the Trust entered into in the name or on behalf thereof by any of the trustees, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the trustees, shareholders or representatives of the Trust personally, but bind only the trust property, and all persons dealing with any portfolio of the Trust must look solely to the trust property belonging to such portfolio for the enforcement of any claims against the Trust.

         Section 12. Governing Law. This Agreement shall be constructed and the provisions thereof interpreted under and in accordance with the laws of The Commonwealth of Massachusetts.

         Section 13. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written. This Agreement is intended to set forth the rights, duties and responsibilities between the Trust and NBD with respect to the matters covered herein. Nothing contained in the Agreement is intended to convey rights to any third parties such as Plans, Plan participants or the Transfer Agent.

         Section 14. Headings. Paragraphs headings in this Agreement are included for convenience or reference only and are not to be used to construe or interpret this Agreement.

         IN WITNESS HEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

                                                NBD BANK


                                                By: /s/ Sylvia F. Morin
                                                   ----------------------------
                                                Name:  Sylvia F. Morin
                                                Title: First Vice President


                                                PEGASUS FUNDS

                                                By: /s/ Donald G. Sutherland
                                                   ----------------------------
                                                Name:  Donald G. Sutherland
                                                Title: President



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                                   SCHEDULE A


                                      FEES

         The fees referred to in Section 3 of this Agreement shall be an amount equal to 0.25% of the average daily net asset value of the shares of each Fund that are held on behalf of the Plans.



















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